                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S) 240.14a-12



                                  eSpeed, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

    ------------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:

    ------------------------------------------------------------------------
      (3) Filing Party:

    ------------------------------------------------------------------------
      (4) Date Filed:

    ------------------------------------------------------------------------

1-NY/1452892.9
09/25/02





                                                               eSpeed, Inc. logo












                                                              September 27, 2002

Dear Stockholder:

         You are cordially invited to attend our 2002 Annual Meeting of Stockholders, which will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, on Wednesday, October 23, 2002, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

         At the meeting, you will be asked to consider and vote upon (i) the election of nine (9) directors; and (ii) such other business as may properly come before the meeting and any adjournment thereof.

         We hope you will find it convenient to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided. No postage need be affixed to the Proxy if it is mailed in the United States.

         Our Annual Report for the fiscal year ended December 31, 2001 is being mailed to you together with the enclosed proxy materials.


                                   Sincerely,

                                   /s/ Howard W. Lutnick


                                   Howard W. Lutnick
                                   Chairman of the Board of Directors

                                  ESPEED, INC.
                              135 EAST 57TH STREET
                               NEW YORK, NY 10022

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that our Annual Meeting of Stockholders (the Annual Meeting) will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, on Wednesday, October 23, 2002, commencing at 10:00 a.m. (local time), for the following purposes:

         (1) To elect nine (9) directors to hold office until the next annual meeting and until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on September 19, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.


                                     By Order of the Board of Directors,

                                     /s/ Stephen M. Merkel

                                     STEPHEN M. MERKEL
                                     Secretary

September 27, 2002


                             YOUR VOTE IS IMPORTANT.
                   PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED
               PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                  ESPEED, INC.
                              135 EAST 57TH STREET
                               NEW YORK, NY 10022

                                 PROXY STATEMENT

         This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our board of directors to be used at our Annual Meeting of Stockholders to be held on Wednesday, October 23, 2002, and at any adjournment thereof (the Annual Meeting), for the purposes set forth in the accompanying Notice of Annual Meeting. Our Annual Report for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about September 30, 2002.

         The close of business on September 19, 2002 has been fixed as the record date (the Record Date) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of our Class A common stock, $.01 par value per share, or of our Class B common stock, $.01 par value per share, are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock are sometimes collectively referred to herein as our "Common Equity."

         Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. On the Record Date, there were 28,291,403 shares of our Class A common stock and 26,688,814 shares of our Class B common stock, for a total of 54,980,217 shares of our Common Equity, outstanding and entitled to vote.

         Execution of a Proxy by a stockholder will not affect such stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder who executes a Proxy has a right to revoke it at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

         The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of our Common Equity issued and outstanding on the Record Date (the Total Voting Power), which shares must be present in person or represented by Proxy at the Annual Meeting. Assuming a quorum, the nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors. Pursuant to the trust agreement governing our Deferral Plan, the trustee of our Deferral Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from plan participants.

         UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES TO SERVE AS OUR DIRECTORS UNTIL THE NEXT ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

     Our principal executive offices are located at 135 East 57th Street, New York, NY 10022 and our telephone number there is (212) 938-5000.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         Our board of directors is currently comprised of eight members. Mr. Richard C. Breeden, a director since 1999, will not be running for re-election as a director. Our board has nominated the seven other current directors listed below, as well as Senator Frank R. Lautenberg and Albert M. Weis, for election as directors at the Annual Meeting. The information with respect to the nine nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our board of directors does not now expect), our board of directors reserves the right to nominate another person or to vote to reduce the size of our board of directors. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our board of directors. There is no cumulative voting for directors.

                                   DIRECTOR          PRINCIPAL OCCUPATIONS DURING THE LAST
NAME                         AGE    SINCE            FIVE YEARS; OTHER DIRECTORSHIPS
----                         ---    -----            -------------------------------
Howard W. Lutnick            41     1999             Mr. Lutnick has been our Chairman of the Board of Directors and Chief
                                                     Executive Officer since June 1999 and has been our President since September
                                                     2001. Mr. Lutnick joined Cantor Fitzgerald, L.P. in 1983 and has served as
                                                     President and Chief Executive Officer of Cantor since 1991. Mr. Lutnick's company, CF Group Management, Inc., is the managing general partner of
                                                     Cantor. In addition to his executive responsibilities at Cantor Fitzgerald and eSpeed, Mr. Lutnick is a member of Haverford College's Board of Managers, a member of the Board of the Zachary and Elizabeth M. Fisher Center for
                                                     Alzheimer's Disease Research at Rockefeller University, a member of the
                                                     Executive Committee of the Intrepid Museum Foundation's Board of Trustees and
                                                     a member of the Board of Directors of the Solomon Guggenheim Museum Foundation.


Lee M. Amaitis               52     2001             Mr. Amaitis has been our Global Chief Operating Officer and director since
                                                     September 2001. Mr. Amaitis has been Executive Managing Director of eSpeed
                                                     International Limited from December 1999. Mr. Amaitis has also been President and Chief Executive Officer of Cantor Fitzgerald International and Cantor
                                                     Fitzgerald Europe since March 1995. Prior to joining Cantor, Mr. Amaitis was
                                                     Managing Partner and Senior Managing Director of Cowen Government Brokers from
                                                     April 1991 to February 1995 and was Manager MBS and Limited Partner of Cowen &
                                                     Co. from February 1989 to April 1991.


Joseph C. Noviello           37     2001             Mr. Noviello has been our Executive Vice President, Chief Information Officer and director since September 2001. Mr. Noviello served as our Senior Vice
                                                     President and Chief Technology Officer from December 1999 to September 2001.
                                                     From December 1995 to December 1999, Mr. Noviello served as Managing Director of Technology for Cantor Fitzgerald, L.P.

                                   DIRECTOR
NAME                       AGE      SINCE            PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS; OTHER DIRECTORSHIPS
----                       ---      -----            ---------------------------------------------------------------------
Stephen M. Merkel            44     2001             Mr. Merkel has been our director since September 2001. Mr. Merkel has been our Executive Vice President, General Counsel and Secretary since December
                                                     2001. From June 1999 to December 2001, he was our Senior Vice President,
                                                     General Counsel and Secretary. Mr. Merkel has also been Executive Managing
                                                     Director, General Counsel and Secretary of Cantor since December 2000 and was
                                                     Senior Vice President, General Counsel and Secretary of Cantor from 1993 to
                                                     December 2000. Mr. Merkel is also responsible for Cantor's legal, compliance, tax, risk, credit and human resources departments. Prior to joining Cantor,
                                                     Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs
                                                     & Co. from February 1990 to May 1993. From September 1985 to January 1990,
                                                     Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton
                                                     & Garrison. Mr. Merkel is on the Board of Directors of Freedom International
                                                     Brokerage Company and is on the Management Committee of TradeSpark, L.P.

Larry R. Carter            59       1999             Mr. Carter has been our director since December 1999. Mr. Carter joined Cisco
                                                     Systems, Inc., a computer technology company, in January 1995 as Vice
                                                     President, Finance and Administration and as Chief Financial Officer and
                                                     Secretary. In July 1997, he was promoted to Senior Vice President, Finance and
                                                     Administration, Chief Financial Officer and Secretary and has served as a director of Cisco Systems since July 2000. From 1992 to January 1995, Mr.
                                                     Carter was Vice President and Corporate Controller at Advanced Micro Devices.
                                                     His career also includes four years with V.L.S.I. Technology Inc. as Vice
                                                     President, Finance and Chief Financial Officer and two years at S.G.S. Thompson
                                                     Microelectronics Inc. as Vice President, Finance, Administration and Chief
                                                     Financial Officer. He also spent 19 years at Motorola, Inc., where he held a variety of financial positions, the last being Vice President and Controller,
                                                     M.O.S. Group. Mr. Carter is a member of the Board of Trustees at Loyola
                                                     Marymount University. Mr. Carter is also on the Board of Directors of Transmeta
                                                     Corp. and QLogic Corporation.

John H. Dalton             60       2002             Mr. Dalton has been our director since February 2002. Mr. Dalton has been
                                                     President of IPG Photonics Corp., a company that designs, develops and manufactures a range of advanced amplifiers and lasers for the telecom and industrial markets, since September 2000. From May 1999 to June 2000,
                                                     Mr. Dalton was Chairman and Chief Executive Officer of EPCAD Systems, a company that researches and develops electroplasma technology for the metals industry.
                                                     Mr. Dalton served as Secretary of the Navy from July 1993 to November 1998.
                                                     Mr. Dalton serves on the Board of Directors of TransTechnology Corp. and Fresh
                                                     Del Monte Produce Inc.

                                   DIRECTOR
NAME                       AGE      SINCE            PRINCIPAL OCCUPATIONS DURING THE LAST FIVE YEARS; OTHER DIRECTORSHIPS
----                       ---      -----            ---------------------------------------------------------------------
Frank R. Lautenberg        78      2002              From 1982 until 2001, Mr. Lautenberg was a United States Senator for New
                                                     Jersey. Mr. Lautenberg was the Chairman of the Transportation Sub-Committee and
                                                     a member of the Budget Committee, the Environmental Committee and the
                                                     Appropriations Committee, as well as other committees and sub-committees of the
                                                     United States Senate. From 1978 to 1982, Mr. Lautenberg was a Commissioner and
                                                     a member of the Audit Committee of the Port Authority of New York and New
                                                     Jersey. Mr. Lautenberg was a co-founder of Automatic Data Processing, Inc., a company listed on the New York Stock Exchange, and Chairman and Chief Executive
                                                     Officer of Automatic Data Processing from 1975 until 1983. Since 1967,
                                                     Mr. Lautenberg has been the President of the Association of Data Processing
                                                     Services Organizations. Mr. Lautenberg is an honorary director of Automatic
                                                     Data Processing, Inc. and serves on the Boards of NorCrown Bank, IDT
                                                     Corporation, Columbia University, Cardozo School of Law at Yeshiva University,
                                                     The Holocaust Museum in Washington, D.C. and other not-for-profit organizations.

William J. Moran             61     1999             Mr. Moran has been our director since December 1999. Mr. Moran joined the Chase
                                                     Manhattan Corporation and the Chase Manhattan Bank in 1975 as Internal Control
                                                     Executive. After several promotions, Mr. Moran was named General Auditor in
                                                     1992, Executive Vice President in 1997 and a member of the Management Committee in 1999. Before joining Chase, now J.P. Morgan Chase & Co., Mr. Moran was with the accounting firm of Peat, Marwick, Mitchell & Co. for nine years.

Albert M. Weis             75       2002             Mr. Weis has been President of A.M. Weis & Co., Inc., a money management company, since 1976. Mr. Weis was Chairman of the New York Cotton Exchange from
                                                     1997 to 1998, 1981 to 1983 and 1977 to 1978. From 1998 to 2000, Mr. Weis was
                                                     Chairman of the New York Board of Trade. From 1996 to 1999, Mr. Weis was a
                                                     director and chairman of the audit committee of Synetic, Inc. and, from 1999 to 2001, he was a director and chairman of the audit committee of Medical
                                                     Manager Corporation (successor to Synetic, Inc.).


VOTE REQUIRED FOR APPROVAL

         The nine nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NINE NOMINEES.

COMPENSATION OF DIRECTORS

         Directors who are also our employees do not receive additional compensation for serving as directors. On October 19, 2001, we granted each of our three non-employee directors at the time options to purchase 30,000 shares of our Class A common stock at an exercise price per share equal to $5.10.

These options vest in three equal installments beginning on the first of three semi-anniversaries of the date of grant. Effective February 11, 2002, Mr. Dalton was granted an option to purchase 30,000 shares of our Class A common stock at an exercise price per share of $8.95 in connection with his election to our board. Under our current policy, each of our non-employee directors is granted an option to purchase 30,000 shares of our Class A common stock in connection with his initial election to our board and an option to purchase 10,000 shares of our Class A common stock each year he serves as a director thereafter. In addition, non-employee directors receive annual compensation of $25,000. They also receive cash compensation of $2,000 for each meeting of our board of directors and $1,000 for each meeting of a committee of our board of directors actually attended, whether in person, by telephone or otherwise. However, none of our non-employee directors will be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our board of directors or committees of our board of directors.

MEETINGS AND COMMITTEES OF OUR BOARD OF DIRECTORS

         Our board of directors held eight meetings during the year ended December 31, 2001. In addition to meetings, our board of directors and its committees reviewed and acted upon matters by unanimous written consent.

         Our board of directors has an Audit Committee and a Compensation Committee. The members of our Compensation Committee are presently Messrs. Breeden (1), Carter and Moran, all of whom are non-employee directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our stock option and stock purchase plan. The Compensation Committee held six meetings during the year ended December 31, 2001. The members of our Audit Committee are presently Messrs. Breeden (1), Carter and Moran, all of whom are independent directors (as defined in the applicable rules of the Nasdaq National Market). Our Audit Committee selects our independent auditors, consults with our auditors and with management with regard to the adequacy of our internal accounting controls and considers any non-audit functions to be performed by our independent auditors. The Audit Committee held six meetings during the year ended December 31, 2001. Our board of directors has adopted a written charter for the Audit Committee.

EXECUTIVE OFFICERS

         Our executive officers are appointed annually by our board of directors and serve at the discretion of our board of directors. Except with respect to our Chief Financial Officer, Jeffrey M. Chertoff, our executive officers, their respective ages and positions and certain other information with respect to each of them are set forth herein under the section entitled "Election of Directors." Information with respect to Mr. Chertoff is as follows:

         Mr. Chertoff, age 48, was hired as our Senior Vice President and Chief Financial Officer on May 6, 2002. As Chief Financial Officer, Mr. Chertoff is responsible for managing our global financial and accounting operations. Mr. Chertoff served as Executive Vice President and Chief Financial Officer for Daiwa Securities America from August 1998 to May 2002. From May 1995 to August 1998, Mr. Chertoff was Controller, Director and Senior Operating Officer for Salomon Brothers, Inc. Mr. Chertoff also served as Assistant Controller and Managing Director at Bear Stearns, where he was employed from 1981 to 1995. He began his career with Coopers & Lybrand, now PricewaterhouseCoopers, LLP.

--------
1 During calendar years 2001 and 2002, Mr. Breeden served as a member of the Compensation and Audit Committees. Mr. Breeden has elected not to run for re-election as a director, and hence will not serve on the Compensation Committee or Audit Committee or otherwise be involved in board activities after the date of the Annual Meeting.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2001, the year ended December 31, 2000 and the period from March 10, 1999 through December 31, 1999 by our Chief Executive Officer and each of our other executive officers required to be included in the table (collectively, the Named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                                                                                                Long-Term
                                                                                                               Compensation
                                                                                                                  Awards
                                                                                                           --------------------
                                                                                                                Securities
                                                                           Salary                Bonus           Underlying
Name and Principal Position                               Year              ($)                   ($)            Options (#)
----------------------------                              ----              ---                   ---           -----------
Howard W. Lutnick..................................       2001             400,000               600,000         1,500,000
   Chairman, Chief Executive Officer                      2000             350,000               650,000           625,000
   and President                                          1999             280,000                    --         2,500,000

Frederick T. Varacchi*.............................       2001             354,167               500,000                --
                                                          2000             500,000               500,000           200,000
                                                          1999             400,000                    --           800,000

Douglas B. Gardner*................................       2001             177,083               350,000                --
                                                          2000             250,000               350,000            75,000
                                                          1999             200,000                    --           375,000

Lee M. Amaitis.....................................       2001             107,418               300,000           375,000
   Global Chief Operating Officer                         2000             107,418               333,333            50,000
                                                          1999                  --                    --           325,000

Joseph C. Noviello.................................       2001             275,000             1,000,000(1)        200,000
   Chief Information Officer and                          2000             250,000               350,500            65,000
   Executive Vice President                               1999             175,000               250,000            85,000

Stephen M. Merkel..................................       2001             150,000               400,000           200,000
   General Counsel, Executive Vice President and          2000             150,000               300,000           100,000
   Secretary                                              1999             120,000                    --           100,000



----------------------

*Messrs. Varacchi and Gardner were lost as a result of the terrorist attacks on September 11, 2001.

(1) The after-tax portion of $600,000 of such bonus was used to purchase units in Cantor Fitzgerald, L.P.
    See "Certain Relationships and Related Transactions."

The following table sets forth the options granted during 2001 to, and the value of the options held on December 31, 2001 by, our Named Executive Officers. Messrs. Varacchi and Gardner were not granted any options during 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Individual Grants


                                                     Percent of Total
                                  Number of Shares    Options Granted
                                 Underlying Options     to Employees       Exercise or Base                          Grant Date
             Name                      Granted             in 2001          Price ($/Share)     Expiration Date   Present Value ($)
             ----                      -------             -------          ---------------     ---------------   -----------------
Howard W. Lutnick.................   1,500,000(1)            42.2                 5.10              10/19/11         4,068,150(2)
Lee M. Amaitis....................     375,000(1)            10.5                 5.10              10/19/11         1,017,038(2)
Joseph C. Noviello................     200,000(1)             5.6                 5.10              10/19/11           542,420(2)
Stephen M. Merkel.................     200,000(1)             5.6                 5.10              10/19/11           542,420(2)

----------------------

(1) The options vest quarterly over a four year period from the date of grant, October 19, 2001.

(2) The fair value of the options was estimated using a modified Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 3.25%, no expected dividends, expected stock price volatility of 80% and assumed to be exercised at 80% of their original life.


The following table provides information, with respect to the Named Executive Officers, concerning options and SARs held as of December 31, 2001.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                     Shares                        Number of Securities Underlying         Value of Unexercised
                                   Acquired on        Value          Unexercised Options/SARS at      In-The-Money Options/SARs at
                                    Exercise       Realized on           Fiscal Year End (#)             Fiscal Year End($)(1)
                                       (#)           Exercise     ---------------------------------  -------------------------------
             Name                                      ($)          Exercisable      Unexercisable   Exercisable      Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
Howard W. Lutnick............           0               0                1,425,000        3,200,000         0             4,770,000
Frederick T. Varacchi*.......           0               0                1,000,000                0         0                     0
Douglas B. Gardner*..........           0               0                  450,000                0         0                     0
Lee M. Amaitis...............           0               0                  140,000          610,000         0             1,192,500
Joseph C. Noviello...........           0               0                   58,750          291,250         0               636,000
Stephen M. Merkel............           0               0                   60,000          340,000         0               636,000

----------------------
(1) Based on the last reported price of $8.28 for our Class A common stock on December 31, 2001.

* Messrs. Varacchi and Gardner were lost as a result of the terrorist attacks on September 11, 2001.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of our board of directors consists of Messrs. Breeden, Carter and Moran. All of the members of the Compensation Committee are non-employee directors and are not former officers. During 2001, none of our executive officers served as a member of the board of directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our board of directors.

                   REPORT OF THE COMPENSATION COMMITTEE OF OUR
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Compensation Committee reviews and recommends to our board of directors for its approval the salaries and bonuses of our executive officers. In addition, the Compensation Committee grants awards under our Long-Term Incentive Plan and administers our Long-Term Incentive Plan and our Employee Stock Purchase Plan, which has been suspended as a result of the events of September 11, 2001.

         Compensation Philosophy

         Our executive compensation program is designed to integrate compensation with the achievement of our short and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executives.

         Executive compensation is comprised of three components: (i) a base salary, which is designed to attract talented employees and contribute to motivating and rewarding individual performance; (ii) an incentive bonus of cash, stock and/or options, which is intended to tie financial reward with the achievement of our short-term performance objectives; and (iii) a long-term incentive program, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders.

         The Compensation Committee generally intends that compensation paid to our Chief Executive Officer and the other Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the Code), so long as this can be achieved in a manner consistent with the Committee's other objectives. Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain Named Executive Officers in excess of $1 million, unless the payments result from "qualified performance-based compensation."

         Base Salary Compensation

         The Compensation Committee believes that the retention of executives who have developed the skills and expertise required to lead our organization is vital to our competitive strength. The Compensation Committee further believes that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is the Compensation Committee's policy to establish base pay at competitive levels.

         Incentive Bonus Compensation

         The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals.

         Grants of Stock Options

         It is the policy of the Compensation Committee to award stock options to our executive officers and other key employees in order to align their interests with those of our long-term investors and to help attract and retain these persons. The options, therefore, provide value to the recipients only if and when the market price of our Class A common stock increases above the option grant price. To that end, there is ongoing review by the Compensation Committee of the market price of our Class A common stock and the grant price of options. It is the Compensation Committee's goal to preserve this incentive as an effective tool in motivating and retaining executives.

         In 2001, options to purchase 2,275,000 shares of our Class A common stock were granted by our Compensation Committee to the Named Executive Officers.

         Compensation of Our Chief Executive Officer

         In 2001, Mr. Lutnick was paid a salary of $400,000 and a bonus of $600,000. Mr. Lutnick was granted options to purchase 1,500,000 shares of our Class A common stock in 2001, which vest and become exercisable quarterly over a four year period from the date of grant, October 19, 2001. The Compensation

Committee considered several factors in establishing our Chief Executive Officer's compensation package, including market pay practices, performance level, contributions toward achievement of strategic goals and our overall financial and operating success.


                                            THE COMPENSATION COMMITTEE

                                            Richard C. Breeden
                                            Larry R. Carter
                                            William J. Moran

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

BY MANAGEMENT. The following table sets forth certain information, as of September 9, 2002, with respect to the beneficial ownership of our common equity by: (i) each director and nominee for director; (ii) each of the Named Executive Officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 135 East 57th Street, New York, NY 10022. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.

                                                                           Beneficial Ownership(1)
                                                       ---------------------------------------------------------------
                                                                 Class A common               Class B common
                                                                      stock                        stock
                                                       ------------------------------  -------------------------------
Name                                                        Shares           %              Shares             %
-----------------                                      ---------------- -------------  ----------------  -------------
Howard W. Lutnick................................        30,312,930(2)     53.1% (3)    26,688,814(4)       100%
Lee M. Amaitis...................................           370,074         1.3% (5)          --              --
Joseph C. Noviello...............................           126,468           *               --              --
Stephen M. Merkel................................           166,897(6)        *               --              --
Jeffrey Chertoff.................................             6,250           *               --              --
Richard C. Breeden...............................            75,500           *               --              --
Larry R. Carter..................................            95,500(7)        *               --              --
John H. Dalton...................................            10,000           *               --              --
Frank R. Lautenberg..............................              --            --               --              --
William J. Moran.................................            53,000           *               --              --
Albert M. Weis...................................            14,000(8)        *               --              --


All executive officers, directors and director
nominees as a group (11 persons) ................        31,230,619        54.1% (9)     26,688,814          100%

-------------

*        Less than 1%

(1) Based upon information supplied by officers, directors and director nominees, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

(2) Consists of (1) 2,100,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 9, 2002, (2) 2,667,475 shares of Class B common stock held by Cantor Fitzgerald, L.P., which shares are immediately convertible into shares of Class A common stock, (3) 24,021,339 shares of Class B common stock held by Cantor Fitzgerald Securities, which shares are immediately convertible into Class A common stock, (4) 387,469 shares of Class A common stock held by CF Group Management, Inc., (5) 961,058 shares of Class A common stock held directly by Mr. Lutnick and (6) 175,589 shares held by a trust for the benefit of the descendants of Mr. Lutnick, of which Mr. Lutnick is one of two trustees. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(3) Percentage based on (1) 28,291,403 shares of Class A common stock outstanding on September 9, 2002, (2) 26,688,814 shares of Class B common stock immediately convertible into Class A common stock and (3) 2,100,000 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 9, 2002.

(4) Consists of (1) 2,667,475 shares of Class B common stock held by Cantor Fitzgerald, L.P., which shares are immediately convertible into shares of Class A common stock, and (2) 24,021,339 shares of Class B common stock held by Cantor Fitzgerald Securities, which shares are immediately convertible into Class A common stock. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P., and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(5) Percentage based on (1) 28,291,403 shares of Class A common stock outstanding on September 9, 2002 and (2) 266,562 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 9, 2002.

(6) Includes 2,250 shares of Class A common stock beneficially owned by Mr. Merkel's spouse.

(7) Includes 45,500 shares of Class A common stock owned by Cavallino Ventures LLC, of which Mr. Carter is the President.

(8) Includes 1,000 shares of Class A common stock beneficially owned by Mr. Weis' spouse, 4,000 shares of Class A common stock held in trust for Mr. Weis' children and 2,000 shares of Class A common stock beneficially owned by Mr. Weis' children.

(9) Percentage based on (1) 28,291,403 shares of Class A common stock outstanding on September 9, 2002, (2) 26,688,814 shares of Class B common stock immediately convertible into Class A common stock and (3) 2,790,686 shares of Class A common stock subject to options currently exercisable or exercisable within 60 days of September 9, 2002.

BY OTHERS. The following table sets forth certain information, as of September 9, 2002, with respect to the beneficial ownership of our Common Equity by each person or entity known to us to beneficially own more than 5% of our Class A common stock and Class B common stock, other than our officers and directors. Unless indicated otherwise, the address of each entity listed is 135 East 57th Street, New York, NY 10022, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of Class B common stock are convertible into shares of Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock for purposes of this table.


                                                                           Beneficial Ownership(1)
                                                       ---------------------------------------------------------------
                                                                 Class A common               Class B common
                                                                      stock                        stock
                                                       ------------------------------  -------------------------------
Name                                                        Shares           %              Shares             %(2)
-----------------                                      ---------------- -------------  ----------------  -------------
Cantor Fitzgerald Securities..........................    24,021,339(3)     45.9%(4)        24,021,339           90.0%
Cantor Fitzgerald, L.P................................    26,688,814(5)     48.5%(6)        26,688,814 (7)      100.0%
CF Group Management, Inc..............................    27,076,283(8)     49.2%(6)        26,688,814 (7)      100.0%
J.P. Morgan Chase & Co. (9)...........................     1,637,364         5.8%(10)        --                      --

------------

(1) Based upon filings under Sections 13 and 16 of the Exchange Act and/or information supplied by the stockholders.

(2) Based on 26,688,614 shares of Class B common stock outstanding on September 9, 2002.

(3)      Consists of shares of Class B common stock.

(4) Percentage based on 28,291,403 shares of Class A common stock outstanding on September 9, 2002 and 24,021,339 shares of Class B common stock immediately convertible into Class A common stock.

(5) Consists of (1) 2,667,475 shares of Class B common stock owned by Cantor Fitzgerald, L.P. and (2) 24,021,339 shares of Class B common stock owned by Cantor Fitzgerald Securities, which shares are immediately convertible into Class A common stock. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities.

(6) Percentage based on 28,291,403 shares of Class A common stock outstanding on September 9, 2002 and 26,688,614 shares of Class B common stock immediately convertible into Class A common stock.

(7) Consists of 2,667,475 shares of Class B common stock owned by Cantor Fitzgerald, L.P. and 24,021,339 shares of Class B common stock owned by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

(8) Consists of (1) 387,469 shares of Class A common stock held by CF Group Management, Inc., (2) 24,021,339 shares of Class B common stock held by Cantor Fitzgerald Securities, which shares are immediately convertible into Class A common stock, and (3) 2,667,475 shares of Class B common stock held by Cantor Fitzgerald, L.P., which shares are immediately convertible into Class A common stock. CF Group Management, Inc. is the managing general partner of Cantor Fitzgerald, L.P.

(9) The address of J.P. Morgan Chase & Co. is 270 Park Avenue, New York, NY 10017. J.P. Morgan Chase & Co. has sole voting power with respect to 1,302,897 shares, sole dispositive power with respect to 1,632,784 shares and shared dispositive power with respect to 4,580 shares of Class A common stock.

(10) Percentage based on 28,291,403 shares of Class A common stock outstanding on September 9, 2002.


                                PERFORMANCE GRAPHS

         The first performance graph below shows a comparison of the cumulative total return, on a dividend reinvestment basis, measured on December 10, 1999 (the date of our initial public offering), December 31, 1999, December 31, 2000 and December 31, 2001 assuming $100 was invested on December 10, 1999 in our Class A common stock, our former selected peer group, our new selected peer group and the S&P 500. The second performance graph below shows a comparison of the cumulative total return, on a dividend reinvestment basis, measured on October 5, 2001 (the date of resumption of trading of our Class A common stock after September 11, 2001) and September 20, 2002 assuming $100 was invested on October 5, 2001 in our Class A common stock, our former selected peer group, our new selected peer group and the S&P 500. Our former peer group consisted of Ariba, Commerce One, FreeMarkets and VerticalNet, which also operate business-to-business electronic marketplaces. Our new peer group includes Ariba and FreeMarkets, but we have replaced Commerce One and VerticalNet with Instinet and ITG because we believe that Instinet and ITG better represent our current business line and are more commercially viable than the companies we replaced. The returns of each peer group company have been weighted according to its stock market capitalization for purposes of arriving at a peer group average.


    CUMULATIVE TOTAL RETURN FROM DECEMBER 10, 1999 THROUGH DECEMBER 31, 2001
                   AMONG ESPEED, INC., S&P 500 AND PEER GROUPS



                        12/10/99    12/31/99    12/31/00    12/31/01
                        --------    --------    --------    --------
     eSpeed, Inc.       $100        $161.65     $71.31      $37.64

     S&P 500            $100        $105.89     $96.25      $84.81

     Old Peer Group     $100        $172.18     $52.89      $ 8.83
       Only

     New Peer Group     $100        $163.99     $67.05      $22.43
       Only

     CUMULATIVE TOTAL RETURN FROM OCTOBER 5, 2001 THROUGH SEPTEMBER 20, 2002
                   AMONG ESPEED, INC., S&P 500 AND PEER GROUPS


                                 10/5/2001        9/20/2002
                                 ---------        ----------
              eSpeed, Inc.         $100.00          $158.54

              S&P 500              $100.00           $79.92

              Old Peer Group       $100.00           $66.32
                Only

              New Peer Group       $100.00           $57.86
                Only

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


THE FORMATION TRANSACTIONS

         Concurrently with our initial public offering, Cantor contributed to us certain of our assets. These assets primarily consist of the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSpeed(R) system. In exchange for these assets, we issued to Cantor 43,999,900 shares of our Class B common stock, representing approximately 98% of the voting power of our capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of our Class A common stock which it sold in our initial public offering in December 1999.

         We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our disinterested directors.

JOINT SERVICES AGREEMENT

         Under our Amended and Restated Joint Services Agreement, as amended, with Cantor and services agreements with TradeSpark, Freedom and Municipal Partners, LLC, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor, TradeSpark, Freedom and Municipal Partners, LLC provide voice-assisted brokerage services, clearance, settlement and other fulfillment and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations. Our agreement with Cantor provides for a perpetual term.

REVENUE SHARING ARRANGEMENTS

         Under our Amended and Restated Joint Services Agreement, as amended, with Cantor and services agreements with TradeSpark, Freedom and Municipal Partners, LLC, we own and operate the electronic trading system and are responsible for providing electronic brokerage services, and Cantor, TradeSpark, Freedom or Municipal Partners, LLC provides voice-assisted brokerage services, fulfillment services, such as clearance and settlement, and related services, such as credit risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to marketplace intermediary operations. In general, for fully electronic transactions, we receive 65% of the transaction revenues and Cantor, TradeSpark or Freedom receives 35% of the transaction revenues. We and Municipal Partners, LLC each receive 50% of the fully electronic revenues related to municipal bonds. In general, for voice-assisted brokerage transactions, we receive 7% of the transaction revenues, in the case of Cantor transactions, and 35% of the transaction revenues, in the case of TradeSpark or Freedom transactions. In addition, we receive 25% of the net revenues from Cantor's gaming businesses.

SOFTWARE SOLUTION SERVICES

         We also provide to Cantor, Tradespark, Freedom and Municipal Partners, LLC software solution services, including (1) systems administration; (2) internal network support; (3) support and procurement for desktops of end-user equipment; (4) operations and disaster recovery services; (5) voice and data communications; (6) support and development of systems for clearance, settlement and other fulfillment services; (7) systems support for brokers; (8) electronic applications systems and network support and development; and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights. In general, we charge Cantor, Tradespark and Freedom the actual direct and indirect costs, including overhead, that we incur in performing these services. We charge Municipal Partners, LLC an amount based on the actual direct and indirect costs, including overhead, of providing such services. In exchange for a 25% share of the net revenues from Cantor's gaming businesses, we are obligated to spend and do not get reimbursed for the first $750,000 each quarter of costs of providing support and development services for such gaming businesses.

INTELLECTUAL PROPERTY

         Cantor has granted to us a license covering Cantor's patents and patent applications that relate to our eSpeed(R) system. The license is perpetual, irrevocable, worldwide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services; or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third party infringement of our patent rights under the license. Cantor has also granted to us a non- exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the servicemarks "Cantor Exchange(SM)," "Interactive Matching(SM)," "MOLE(SM)" and "CX(SM)".

NON-COMPETITION AND MARKET OPPORTUNITY PROVISIONS

         The Joint Services Agreement imposes performance obligations on us and restricts our ability to compete with Cantor and Cantor's ability to compete with us in markets that we and Cantor traditionally operate. We and Cantor have agreed to exclude the TradeSpark and Freedom marketplaces from the provisions of the Joint Services Agreement in order to enable us to enter into separate agreements in connection with these marketplaces.

ADMINISTRATIVE SERVICES AGREEMENT

         Under our Administrative Services Agreement with Cantor, Cantor provides certain administrative and management services to us. Cantor makes available to us some of its administrative and other staff, including its internal audit, treasury, legal, tax, insurance, human resources, facilities, corporate development and accounting staffs. Members of these staffs arrange for our insurance coverage and provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor. These assets are subject to operating leases with third party leasing companies. Under the Administrative Services Agreement, we provide sales, marketing and public relations services to Cantor. Cantor reimburses us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement has a three-year term which will renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months' prior notice; provided, however, that our right to use our London office space expires at the earlier of (1) the time Cantor's lease expires in 2016; or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

         Pursuant to the Administrative Services Agreement, Cantor is required to obtain for us, among other things, property and casualty insurance of not less than $40 million and business interruption insurance of $25 million. Cantor has procured insurance coverage for us in these respective amounts; however, we are listed on this insurance policy as one of several insured parties, together with Cantor and several of its affiliates. This insurance policy is for aggregate amounts in excess of the amounts set forth above. The Administrative Services Agreement does not provide for the allocation of the proceeds among the named insureds.

         Insurance proceeds paid to date have been paid to Cantor on behalf of all parties named on the policy, and Cantor has allocated these proceeds among the insured parties. Pursuant to this allocation, we received approximately $20.5 million of property insurance proceeds in 2001 with respect to fixed assets of ours that were destroyed as a result of the September 11 Events. In addition, Cantor received $40 million of business interruption insurance proceeds in 2002, of which approximately $12.8 million was paid to us in August 2002 to compensate us for lost revenues and increased expenses as a result of the September 11 Events.

REGISTRATION RIGHTS AGREEMENT

         Pursuant to the Registration Rights Agreement entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

         The piggyback registration rights allow Cantor to register the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock whenever we propose to register any shares of our Class A common stock for our own or another's account under the Securities Act for a public offering, other than any shelf registration of shares of our Class A common stock to be used as consideration for acquisitions of additional businesses and registrations relating to employee benefit plans.

         Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of our Class A common stock issued or issuable to it in connection with the conversion of its shares of our Class B common stock. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights Agreement.

         We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. We have also agreed to indemnify Cantor and any transferee for certain liabilities they may incur in connection with the exercise of their registration rights. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

POTENTIAL CONFLICTS OF INTEREST AND COMPETITION WITH CANTOR

         Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. Four of our directors and a majority of our officers also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman, President and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Cantor owns shares of our Class A common stock and Class B common stock representing approximately 90.9% of the Total Voting Power of our capital stock. Mr. Lutnick's simultaneous service as our Chairman, President and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

         Our relationship with Cantor may result in agreements that are not the result of arm's-length negotiations. As a result, the prices charged to us or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, transactions between us and Cantor and/or its other affiliates are subject to the approval of a majority of our independent directors. In addition, Cantor can compete with us under certain circumstances.

WILLIAMS AND DYNEGY

         On June 5, 2000, each of Williams Energy Marketing & Trading and Dynegy purchased a unit consisting of (a) 789,071 shares of our Class A common stock and (b) warrants exercisable for the purchase of up to 666,666 shares of our Class A common stock, for an aggregate purchase price for the unit of $25.0 million. The warrants have a per share exercise price of $35.20, a 10-year term and are exercisable commencing on December 5, 2005, subject to acceleration under certain prescribed circumstances. Acceleration results from the investment by Williams and/or Dynegy, along with at least two additional participants, in four new electronic and telephonic verticals to be formed by us and Cantor, which we refer to as Qualified Verticals, by an agreed upon date. The initial agreed upon date of June 2001 has been extended by the parties for a period not to exceed two years. We refer to such period as the Presentment Period. The Presentment Period operates in three month increments, and is subject to the right of Dynegy and Williams to refuse to grant an additional three month extension on not less than 30 days' prior notice to us. In connection with the four Qualified Verticals, Williams and, subject to certain limitations, Dynegy, will be entitled to invest $25.0 million in shares of our Class A common stock at a 10% discount to the trading price of our Class A common stock determined at the time of the investment in the Qualified Vertical. If we present Qualified Vertical opportunities in accordance with the terms of the agreements, and either Williams or Dynegy does not invest in at least four Qualified Verticals, the non-investing entity will be required to make a $2,500,000 payment to us for each investment not made, up to a maximum of $10 million. Williams and Dynegy have already invested in the first Qualified Vertical presented to it, Tradespark.

         At such time as Williams and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor will use its best efforts to cause one designee jointly selected by Williams and Dynegy to be nominated to our board of directors and to vote its shares of common equity in favor of such designee.

         In connection with the Williams and Dynegy transactions, we purchased from Cantor 789,071 shares of our Class A common stock, representing half of the number of shares of our Class A common stock sold by us to Williams and Dynegy, for a purchase price of $25.0 million. In addition, Cantor has agreed to sell half of the number of shares to be purchased by Williams and Dynegy, in the aggregate, each time an additional investment right is exercised in connection with a new Qualified Vertical for the same purchase price per share as is paid by Williams and Dynegy at the time.

TRADESPARK

         On September 22, 2000, we made a cash investment in TradeSpark of $2.0 million in exchange for a 5% interest in TradeSpark, and Cantor made a cash investment of $4.25 million in TradeSpark and agreed to contribute to TradeSpark certain assets relating to its voice brokerage business in certain energy products in exchange for a 28.33% interest in TradeSpark. We and Cantor also executed an amendment to the Joint Services Agreement in order to enable each of us to engage in this business transaction. The remaining 66.67% interest in TradeSpark was purchased by energy industry market participants (EIPs). In connection with such investment, we entered into a perpetual technology services agreement with TradeSpark pursuant to which we provide the technology infrastructure for the transactional and technology related elements of the TradeSpark marketplace as well as certain other services to TradeSpark in exchange for specified percentages of transaction revenues from the marketplace. If a transaction is fully electronic, we receive 65% of the aggregate transaction revenues and TradeSpark receives 35% of the transaction revenues. In general, if TradeSpark provides voice-assisted brokerage services with respect to a transaction, then we receive 35% of the revenues and TradeSpark receives 65% of the revenues. Cantor also entered into an administrative services agreement with TradeSpark pursuant to which it provides administrative services to TradeSpark at cost. We and Cantor each received representation rights on the management committee of TradeSpark in proportion to our ownership interests in TradeSpark.

         In order to provide incentives to the EIPs to trade on the TradeSpark electronic marketplace, which result in commissions to us under the TradeSpark technology services agreement, we issued 5,500,000 shares of our Series A preferred stock and 2,500,000 shares of our Series B preferred stock to a limited liability company newly-formed by the EIPs to hold their investments in TradeSpark and the Series A and B preferred stock.

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MUNICIPAL PARTNERS

         In January 2002, Cantor sold the assets of the business known as Municipal Partners, Inc., a municipal bond broker, to a newly formed limited liability company, Municipal Partners, LLC, formed by Brian Kelly, a former employee of Cantor, in exchange for a 25% special interest in Municipal Partners, LLC. Cantor had purchased substantially all of the assets of Municipal Partners, Inc. in July 2000. Cantor also loaned $1,000,000 to Municipal Partners, LLC and is entitled to distributions equal to 5% of the gross revenues of the business less the amount of our revenue share for electronic transactions. Pending receipt of applicable licenses by Municipal Partners, LLC, Cantor provided Municipal Partners, LLC with interim services. In connection with the sale, we (1) granted Municipal Partners, LLC a non-exclusive license to use our software and technology to operate a municipal bond brokerage business;
(2) will maintain our municipal bond trading platform and provide the software capabilities that were in place in Cantor's municipal bond business (we are to be compensated for upgrading the trading platform at cost plus a reasonable profit or at prevailing rates, at our election); (3) will provide web-hosting, technical and customer support at cost plus a reasonable fee to Municipal Partners, LLC; (4) will receive 50% of gross revenues of Municipal Partners, LLC with respect to electronic transactions; and (5) terminated existing arrangements with former brokers in the business (some of whom are deceased) pursuant to which we had given them shares of our Class A common stock valued at $1,250,000 in exchange for promissory notes in the same amount, with the result that the notes were terminated and the shares were cancelled. We are currently reviewing Municipal Partners, LLC's compliance with its agreements.

FREEDOM INTERNATIONAL BROKERAGE

         On January 29, 2001, we and Cantor formed a limited partnership to acquire 66.7% of Freedom International Brokerage. On April 4, 2001, we contributed 310,770 shares of our Class A common stock to the limited partnership, which entitles us to 75% of the limited partnership's interest in Freedom. We share in 15% of the limited partnership's cumulative profits but not in its cumulative losses. Cantor contributed 103,589 shares of our Class A common stock as the general partner. Cantor will be allocated all of the limited partnership's cumulative losses and 85% of the cumulative profits. The limited partnership exchanged the 414,359 shares for its 66.7% interest in Freedom. In addition, we issued warrants to purchase 400,000 shares of our Class A common stock to provide incentives to the Freedom owner-participants other than us and Cantor to migrate to our fully electronic platform. To the extent necessary to protect us from any allocation of losses, Cantor is required to provide future capital contributions to the limited partnership up to an amount that would make Cantor's total contribution equal to our investment in the limited partnership.

         Upon the closing of the transaction, we entered into a services agreement with Freedom to provide for electronic trading technology and services and infrastructure/back-offices services. Under this agreement, we are entitled to 65% of the electronic transaction services revenues and Freedom is entitled to 35% of the revenues. We also receive 35% of revenues derived from all voice-assisted transactions, other miscellaneous transactions and the sale of market data or other information that is not incidental to the above services.

UBS

         On August 21, 2002, we entered into a Global Fixed Income Transaction Fee Agreement (the Agreement) with UBS AG and certain named affiliates (collectively, UBS) and Cantor, for UBS to provide an electronic price feed to execute trades electronically on our eSpeed(R) system in U.S. Securities, Agency Securities, European Government Bonds, UK Gilts, Japanese Government Bonds and swaps of these various securities instruments. The Agreement has an initial term of two years and seven months commencing as of January 1, 2002. In addition to quarterly participation fees to be paid to Cantor, UBS will pay transaction fees to Cantor for each executed transaction. These fees will then be shared with us in accordance with our Joint Services Agreement with Cantor.

         In connection with the Agreement, we issued to UBS a warrant to purchase 300,000 shares of our Class A common stock. The warrant has a term of 10 years and has an exercise price equal to $8.75, the market value of the underlying Class A common stock on the date of issuance. The warrant is fully vested and nonforfeitable, and is exercisable nine years and six months after issuance, subject to acceleration upon the satisfaction by UBS of its yearly commitment conditions as set forth in the Agreement. We will be incurring a non-cash charge equal to the fair value of the warrant on the date of issuance, which will be amortized over the term of the Agreement. We have also agreed to issue an additional warrant to purchase 200,000 shares of our Class A common stock at an exercise price equal to the market value of the underlying Class A common stock on the date of issuance if the Agreement is renewed for another two and one-half year term.

         In addition, we have provided UBS with piggyback registration rights for the Class A common stock underlying the warrants.

OUR EMPLOYEES' PURCHASE OF CANTOR FITZGERALD, L.P. PARTNERSHIP UNITS

         We paid a cash bonus to six of our employees totaling $2.3 million in early 2001. These employees used the after-tax amount of the bonus to purchase units in Cantor Fitzgerald, L.P. Three of these persons, one of whom is Mr. Noviello, our Executive Vice President and Chief Information Officer, are still employees of ours. With respect to these persons, when an employee is no longer a partner of Cantor (typically if he ceases to be employed by us), and if the employee has been employed by us for a period of more than four years and does not go to work for a competitor, then the employee will receive his capital in Cantor in four equal annual installments, with interest at an applicable federal rate. Amounts not paid to an employee who leaves before the fourth anniversary, or who leaves and competes with us, Cantor or any of its affiliates, will be paid to us.

INDEMNIFICATION BY CANTOR

         Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations relating to Cantor and Cantor's limited partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

REVERSE REPURCHASE AGREEMENTS

         We enter into overnight reverse repurchase agreements with Cantor. At June 30, 2002, the reverse repurchase agreements totaled $164.1 million, including accrued interest. The securities collateralizing the reverse repurchase agreements are held under a custodial arrangement with a third party bank.


             REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

         In discharging its oversight responsibility, the Audit Committee, consistent with Independence Standards Board No. 1, "Independence Discussions with the Audit Committees," obtained from our independent auditors a formal written statement describing all relationships between our independent auditors and us that might bear on the auditors' independence. The Audit Committee has met and held discussions with management and our independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent auditors. The Audit Committee has discussed with our independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61.

         The Audit Committee has reviewed with our independent auditors their overall audit scope, audit plans and assessed the coordination of the audit effort to ensure completeness of coverage. The Audit Committee has met with our independent auditors and management to identify financial risk exposures. The Audit Committee has met with our independent auditors, with and without management present, to discuss the results of their examinations, the adequacy of our internal controls and the integrity of our financial reporting processes. The Audit Committee has reviewed an analysis prepared by management and our independent auditors of significant financial reporting issues and judgments made in connection with the preparation of our financial statements.

         Based on the above mentioned reviews and discussions with management and our independent auditors, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee also recommended the reappointment of our independent auditors and our board of directors concurred with such recommendations.

                                THE AUDIT COMMITTEE

                                Richard C. Breeden
                                Larry R. Carter
                                William J. Moran


                           INDEPENDENT AUDITORS' FEES

         In addition to retaining Deloitte & Touche LLP to audit our consolidated financial statements for 2001, we retained Deloitte & Touche LLP to provide consulting services and to audit our Deferral Plan. The aggregate fees for professional services by Deloitte & Touche LLP in 2001 for these various services were:

         AUDIT FEES: We were billed $356,075 for services rendered relating to the annual audit of our consolidated financial statements for 2001. We were billed $56,370 for the quarterly reviews performed during 2001.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: No fees for financial information systems design and implementation were billed or paid during 2001.

         ALL OTHER FEES: The aggregate Deloitte & Touche LLP fees billed for 2001 for services other than as set forth above were $321,000 for consulting services and auditing our Deferral Plan. To date, fees billed for the services of Deloitte & Touche LLP in connection with the events of September 11, 2001 amount to $1,442,187. The Audit Committee considered that the provision of these services was compatible with maintaining Deloitte & Touche LLP's independence.

                              INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, our board of directors selected Deloitte & Touche LLP as our independent auditors for our fiscal year ending December 31, 2002. One or more representatives of Deloitte & Touche LLP are expected to attend our Annual Meeting to respond to appropriate questions. They will have an opportunity to make a statement if they so desire. Material non-audit services will be approved by the Audit Committee prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of our auditors.

                            EXPENSES OF SOLICITATION

         The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

                              STOCKHOLDER PROPOSALS

         We intend to hold our 2003 Annual Meeting of Stockholders in or around October 2003. Stockholders are hereby notified that, if they intend to submit proposals for inclusion in our Proxy Statement and Proxy for our 2003 Annual Meeting of Stockholders, such proposals must be received by us no later than May 30, 2003 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our Class A common stock to file reports of ownership of such securities with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission regulations to furnish us with copies of all
Section 16(a) forms they file.

         Based solely on a review of the copies of the forms furnished to us, we believe that for our fiscal year ended December 31, 2001 our officers, directors and 10% stockholders filed all required Section 16(a) forms on a timely basis.

                                  MISCELLANEOUS

         Our board of directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.



                                 By Order of the Board of Directors,

                                 /s/ Stephen M. Merkel

                                 STEPHEN M. MERKEL
                                 Secretary

New York, New York
September 27, 2002

ESPEED, INC.

                ANNUAL MEETING OF STOCKHOLDERS -OCTOBER 23, 2002

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $.01) and Class B common stock (par value $.01) of eSpeed, Inc. (the Company) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, on Wednesday, October 23, 2002, commencing at 10:00 a.m. (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box [X] in blue or black ink.

1.   Election of           FOR all nominees listed below [ ]
     Directors:


Nominees:         HOWARD W. LUTNICK, LEE M. AMAITIS, JOSEPH C. NOVIELLO,
STEPHEN M. MERKEL, LARRY R. CARTER, JOHN H. DALTON, FRANK R. LAUTENBERG, WILLIAM J. MORAN AND ALBERT M. WEIS.

                           WITHHOLD AUTHORITY to vote [ ]
                           for the nominees listed below

(Instructions: To withhold authority to vote for any one or more nominees, mark the "WITHHOLD AUTHORITY" box and write the name of the nominee or nominees in the space provided below.)



                  (Continued and to be signed on reverse side)


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.


                                        Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                                        PLEASE CHECK HERE IF YOU PLAN TO ATTEND
                                        THE ANNUAL MEETING [ ]

                                        Dated: __________________________, 2002

                                        --------------------------
                                                Signature

                                        --------------------------
                                                Signature

Please sign, date and return the proxy card using the enclosed envelope.